Press Release
                              FOR IMMEDIATE RELEASE


Contact:   Howard H. Nolan                              Bridge Bancorp, Inc.
           Senior Executive Vice President
           Chief Financial Officer and Corporate Secretary
           (631) 537-1001, ext. 7255


           BRIDGE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2009 DIVIDEND

(Bridgehampton, NY - December 16, 2009) Bridge Bancorp, Inc. (the "Company") (NASDAQ(R): BDGE), the holding company for The Bridgehampton National Bank (the "Bank"), announced the declaration of a quarterly dividend of $0.23 per share. The dividend will be payable on January 13, 2010 to shareholders of record as of December 30, 2009. The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $850 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward further into Suffolk County, operates 15 retail branch locations, including our newest branch in Shirley, New York. Through this network and electronic delivery channels, we provide deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through our subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.